Exhibit 10.4

MASTER SEPARATION AGREEMENT

by and between

AGFEED INDUSTRIES, INC.

and

AGFEED ANIMAL NUTRITION INC.

Dated as of July 19, 2010

TABLE OF CONTENTS

Page

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions	2
Section 1.02. Interpretation	7

ARTICLE 2
THE SEPARATION

Section 2.01. The Separation	8
Section 2.02. Deferred Transactions	10
Section 2.03. Governmental Approvals and Third Party Consents	10
Section 2.04. Documents Relating to Transfer of Assets and Assumption of Liabilities	11
Section 2.05. Novation of Assumed Liabilities	11
Section 2.06. Remedial Actions	12

ARTICLE 3
OTHER SEPARATION MATTERS

Section 3.01. Intercompany Agreements	12
Section 3.02. Employees	12
Section 3.03. Real Properties	13
Section 3.04. Existing Agreements	13
Section 3.05. Shared Contracts	13
Section 3.06. Intellectual Property License	14
Section 3.07. Further Assurances	14

ARTICLE 4
NO REPRESENTATIONS OR WARRANTIES

Section 4.01. No Representations or Warranties	15

ARTICLE 5
ACCESS TO INFORMATION

Section 5.01. Access to Information	15
Section 5.02. Litigation Cooperation	16
Section 5.03. Reimbursement; Ownership of Information	17
Section 5.04. Retention of Records	17
Section 5.05. Confidentiality	18
Section 5.06. Privileged Information	18

i

Schedules

Schedule 1.01	Entities of AANI Group Immediately Post Separation
Schedule 2.01(a)(i)	List of IP Rights to be Transferred to AANI Group
Schedule 2.01(a)(ii)	List of Personal Tangible Properties to be Transferred to AANI Group
Schedule 2.01(a)(iii)	List of Real Properties to be Leased and Transferred to AANI Group
Schedule 2.01(c)(i)	List of IP Rights to be Transferred to AgFeed Group
Schedule 2.01(c)(ii)	List of Personal Tangible Properties to be Transferred to AgFeed Group
Schedule 3.05	List of Shared Contracts

ii

MASTER SEPARATION AGREEMENT

MASTER SEPARATION AGREEMENT dated as of July 19, 2010 (the “Agreement”) between AgFeed Industries, Inc., a British Virgin Islands company (“AgFeed”), and AgFeed Animal Nutrition, Inc., a British Virgin Islands company and a wholly-owned Subsidiary of AgFeed (“AANI”).

WITNESSETH:

WHEREAS, the Board of Directors of AgFeed has determined that it would be appropriate and desirable to undertake an internal reorganization to separate AgFeed’s animal nutrition business from its other businesses (the “Separation”);

WHEREAS, AgFeed has caused AANI to be incorporated for purposes of the Separation;

WHEREAS, effective May 24, 2010, AANI acquired from AgFeed all of the issued and outstanding share capital (the “Shandong Feed Shares”) of Shandong AgFeed Agribusiness Co., Ltd., a company organized and validly existing under the laws of the People’s Republic of China (“Shandong Feed”), for purposes of the Separation;

WHEREAS, effective July 7, 2010, Shandong Feed acquired from Nanchang Best (defined herein) all of the issued and outstanding share capital (the “HopeJia Shares”) of HopeJia (defined herein) for purposes of the Separation;

WHEREAS, in order to effect the Separation, AgFeed and AANI desire for members of the AgFeed Group to contribute and transfer to members of the AANI Group, and for members of the AANI Group to receive and assume, directly or indirectly, certain assets and liabilities as more fully set forth in this Agreement and the Ancillary Agreements;

WHEREAS, the parties currently contemplate that AANI will make an initial public offering (“IPO”) pursuant to a Registration Statement on Form F-1 to be submitted for non-public review and comment by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the SEC via its EDGAR system following the satisfactory completion of such review and comment and as financial conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”); and

WHEREAS, the parties hereto have determined to set forth the principal actions required to effect the Separation and to set forth certain agreements that will govern the relationship between the parties following the Separation and the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“AANI” has the meaning set forth in the preamble.

“AANI Assumed Actions” has the meaning set forth in Section 6.02(a)(i).

“AANI Business” means the business conducted by each member of the AANI Group from time to time, whether before, on or after the Separation.

“AANI Contract Party” has the meaning set forth in Section 3.05(a).

“AANI Group” means AANI and its Subsidiaries.  Schedule 1.01 sets forth the name, jurisdiction and ownership of each member of the AANI Group immediately after the consummation of the transactions contemplated by Section 2.01(a).

“AANI Indemnitees” has the meaning set forth in Section 8.02.

“AANI’s Auditors” has the meaning set forth in Section 6.07(a)(i).

“Action” means any demand, claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person; provided that for purposes of this Agreement, no member of the AgFeed Group shall be deemed to be an Affiliate of the AANI Group following the Separation and no member of the AANI Group shall be deemed to be an Affiliate of the AgFeed Group following the Separation.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AgFeed” has the meaning set forth in the preamble.

“AgFeed Assumed Actions” has the meaning set forth in Section 6.02(a)(ii).

“AgFeed Business” means the business conducted by each member of the AgFeed Group for time to time, whether before, on or after the Separation (which, for the avoidance of doubt, excludes the AANI Business).

“AgFeed Group” means AgFeed, its Subsidiaries (other than all members of the AANI Group) and Parent.

“AgFeed Indemnitees” has the meaning set forth in Section 8.01.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 2.04.

“Animal Nutrition Assets” has the meaning set forth in Section 2.01(a).

“Animal Nutrition Liabilities” has the meaning set forth in Section 2.01(c).

“Applicable Law” means, with respect to any Person, any national, federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“Assets” means assets, properties and rights (including goodwill) of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, including the following:

(i)  all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property;

(ii)  all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon;

(iii)  all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments;

(iv)  all raw materials, work-in-process, finished goods, supplies and other inventories;

(v)  all accounts, notes and other receivables;

(vi)  all prepaid expenses, including taxes, leases and rentals;

(vii)  all cash or cash equivalents on hand or in banks;

(viii)  all rights, claims, credits, causes of action or rights of set-off against third parties, including unliquidated rights under manufacturers’ and vendors’ warranties;

(ix)  all Intellectual Property Rights;

(x)  all licenses, permits and governmental authorizations; and

(xi)  all books, records, files and papers, whether in hard copy or computer or other electronic format, including information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records.

“Business” means, as the context requires, the AgFeed Business or the AANI Business.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Shanghai, Hong Kong or the British Virgin Islands are authorized or required by Applicable Law to close.

“Claim” has the meaning set forth in Section 8.03(a).

“Confidential Information” has the meaning set forth in Section 6.05.

“Consents” has the meaning set forth in Section 2.03(a).

“Direct Costs” has the meaning set forth in Section 3.01.

“Disposing Party” has the meaning set forth in Section 6.04.

“Employees Transferred to AANI” has the meaning set forth in Section 3.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Approvals” has the meaning set forth in Section 2.03(a).

“Governmental Authority” means any multinational, foreign, national, federal, state, local or other governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral authority which has any jurisdiction or control over either party (or their Affiliates).

“Group” means, as the context requires, the AANI Group or the AgFeed Group.

“Guangxi Huijie” means Guangxi Huijie Sci & Tech Feed Co., Ltd., a company organized and validly existing under the laws of the People’s Republic of China.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HopeJia” means Hainan HopeJia Feed Co., Ltd., a company organized and validly existing under the laws of the People’s Republic of China.

“HopeJia Shares” has the meaning set forth in the recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 8.03(a).

“Indemnifying Party” has the meaning set forth in Section 8.03(a).

“Indirect Costs” has the meaning set forth in Section 3.01.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Intergroup Agreements” means the Trademark License Agreement, the Lease Agreements and any agreement entered into pursuant to Section 3.01.

“IPO” has the meaning set forth in the recitals to this Agreement.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Lease Agreements” has the meaning set forth in Section 3.04(b).

“Liabilities” means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under this Agreement, any Applicable Law, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

“Losses” means, with respect to any Person, any and all damages, losses, liabilities and expenses incurred or suffered by such Person (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any and all Actions or threatened Actions).

“Nanchang Best” means Nanchang Best Animal Husbandry Co., Ltd., a company organized and validly existing under the laws of the People’s Republic of China.

“Non-Animal Nutrition Assets” has the meaning set forth in Section 2.01(b).

“Non-Animal Nutrition Liabilities” has the meaning set forth in Section 2.01(d).

“Ordinary Shares” has the meaning set forth in Section 4.01(c).

“Parent” means AgFeed Industries, Inc., a company organized and validly existing under the laws of the State of Nevada and which directly owns all of the issued and outstanding securities of AgFeed.

“Parent’s Auditors” has the meaning set forth in Section 6.07(a)(i).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Privileges” has the meaning set forth in Section 6.06(a).

“Privileged Information” has the meaning set forth in Section 6.06(a).

“Real Properties” has the meaning set forth in Section 2.01(a).

“Real Property Interests” has the meaning set forth in Section 2.01(a).

“Real Property Services Agreement” has the meaning set forth in Section 3.03(a).

“Real Property Transfer” has the meaning set forth in Section 2.01(a).

“Receiving Party” has the meaning set forth in Section 6.04.

“Representatives” has the meaning set forth in Section 6.05.

“SEC” has the meaning set forth in the recitals to this Agreement.

“Securities Act” has the meaning set forth in the recitals to this Agreement.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Date” means 12:00 a.m., Shanghai time, on the day following the date upon which the last required Governmental Approval or Consent required pursuant to Section 2.03 is obtained or such other date and time as may be fixed by the Board of Directors of AgFeed.

“Separation Documents” means this Agreement, the Ancillary Agreements and the Intergroup Agreements.

“Shandong Feed” has the meaning set forth in the recitals to this Agreement.

“Shandong Feed Shares” has the meaning set forth in the recitals to this Agreement.

“Shanghai” means Shanghai, the People’s Republic of China.

“Shanghai Best” means Shanghai Best Animal Husbandry Co., Ltd., a company organized and validly existing under the laws of the People’s Republic of China.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person, or any variable interest entity that such Person directly or indirectly controls through contractual arrangements.

“Third-Party Claim” has the meaning set forth in Section 8.03(b).

“Third Party” means a Person that is not an Affiliate of any member of the AANI Group or the AgFeed Group.

“Trademark License Agreement” means such license agreement in a form mutually agreed to by AANI and AgFeed, to be entered into by and between certain members of the AgFeed Group and members of the AANI Group on the Separation Date.

“Underwriters” has the meaning set forth in Section 4.01(a).

“Underwriting Agreement” has the meaning set forth in Section 4.01(a).

Section 1.02.  Interpretation.

(a)  In this Agreement, unless the context clearly indicates otherwise:

(i)  words used in the singular include the plural and words used in the plural include the singular;

(ii)  references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(iii)  reference to any gender includes the other gender;

(iv)  the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(v)  reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(vi)  the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)  reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(viii)  reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(ix)  relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(x)  the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

(xi)  unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

ARTICLE 2
THE SEPARATION

Section 2.01.  The Separation.  Upon the terms and subject to the conditions set forth herein, each of AgFeed and AANI hereby agrees to consummate the following transactions, effective as of the Separation Date, in the order set forth below (except for transactions expressly contemplated by this Agreement to take place at another time):

(a)  AgFeed shall, and shall cause its Subsidiaries to, contribute, convey, transfer, assign and deliver to the AANI Group, and AANI shall receive and accept on behalf of itself and other members of the AANI Group, all of AgFeed’s and its Subsidiaries’ right, title and interest in, to and under the following Assets (together with the Shandong Feed Shares and HopeJia Shares, the “Animal Nutrition Assets”):

(i)  all Intellectual Property Rights listed on Schedule 2.01(a)(i), which either (A) shall have been transferred to members of the AANI Group prior to the Separation Date or (B) shall be transferred to members of the AANI Group effective as of the Separation Date;

(ii)  all personal tangible properties (including servers, computers and related equipments) and interests therein, listed on Schedule 2.01(a)(ii), which shall be transferred to members of the AANI Group, in each case effective as of the Separation Date; and

(iii)  all rights (the “Real Property Interests”) in the real properties listed on Schedule 2.01(a)(iii) and the plants, buildings and structures thereon (collectively, the “Real Properties”), which shall be transferred from the AgFeed Group to the AANI Group in the manner set forth in the Plan for Transfer of Real Property Interests set forth in Schedule 2.01(a)(iii) (the “Real Property Transfer”);

provided, that “Animal Nutrition Assets” shall not include any Non-Animal Nutrition Assets or any other Assets expressly contemplated by this Agreement to be retained by the AgFeed Group following the Separation.

(b)  AANI shall, and shall cause its Subsidiaries to, convey, transfer, assign and deliver to the AgFeed Group, and AgFeed shall receive and accept on behalf of itself and other members of the AgFeed Group, all of AANI’s and its Subsidiaries’ right, title and interest in, to and under the following Assets (“Non-Animal Nutrition Assets”):

(i)  all Intellectual Property Rights listed on Schedule 2.01(b)(i), which either (A) shall have been transferred to members of the AgFeed Group prior to the Separation Date or (B) shall be transferred to members of the AgFeed Group effective as of the Separate Date;

(ii)  all personal tangible properties (including servers, computers and related equipments) and interests therein, listed on Schedule 2.01(b)(ii), which shall be transferred to members of the AgFeed Group, in each case effective as of the Separation Date;

(c)  AANI shall, and shall cause the other members of the AANI Group to, assume and agree to faithfully perform, fulfill and otherwise discharge the following Liabilities (“Animal Nutrition Liabilities”):

(i)  any and all Liabilities that are expressly contemplated by this Agreement (including Sections 2.05, 3.05 and 6.02) as Liabilities to be assumed by any member of the AANI Group; and

(ii)  any and all Liabilities arising on or after the Separation Date and based on facts, events, actions or failures to act occurring on or after the Separation Date, including any Liabilities relating to, or arising from or in connection with any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), relating to, arising from or in connection with:

(A)  the ownership or use of any Animal Nutrition Assets; or

(B)  the operation or conduct of the AANI Business or the ownership or use of any Assets (except for the Non-Animal Nutrition Assets) by any member of the AANI Group in connection therewith, including any Liabilities arising pursuant to any Trademark License Agreement;

provided, that “Animal Nutrition Liabilities” shall not include any Liabilities that are expressly contemplated by this Agreement as Liabilities to be retained or assumed by any member of the AgFeed Group.  AANI hereby irrevocably waives, releases and discharges, and shall cause each other member of the AANI Group to irrevocably waive, release and discharge, effective as of the Separation Date, AgFeed and each other member of the AgFeed Group from any and all Animal Nutrition Liabilities.

(d)  AgFeed shall, and shall cause the other members of the AgFeed Group to, assume and agree to faithfully perform, fulfill and otherwise discharge the following Liabilities (“Non-Animal Nutrition Liabilities”):

(i)  any and all Liabilities that are expressly contemplated by this Agreement as Liabilities to be assumed by any member of the AgFeed Group;

(ii)  any and all Liabilities arising before the Separation Date and based on facts, events, actions or failures to act occurring before the Separation Date, including any Liabilities relating to, or arising from or in connection with any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), relating to, arising from or in connection with:

(A)  the ownership or use of any Animal Nutrition Assets; or

(B)  the operation or conduct of the AANI Business or the ownership or use of any Assets by any member of the AANI Group in connection therewith; and

(iii)  any and all Liabilities (whether arising before, on or after the Separation Date and whether based on facts, events, actions or failures to act occurring before, on or after the Separation Date), including any Liabilities relating to, or arising from or in connection with any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), relating to, arising from or in connection with:

(A)  the ownership or use of any Non-Animal Nutrition Assets; or

(B)  the operation or conduct of the AgFeed Business or the ownership or use of any assets by any member of the AgFeed Group in connection therewith;

provided, that “Non-Animal Nutrition Liabilities” shall not include any Liabilities that are expressly contemplated by this Agreement as Liabilities to be retained or assumed by any member of the AANI Group.  AgFeed hereby irrevocably waives, releases and discharges, and shall cause each other member of the AgFeed Group to irrevocably waive, release and discharge, effective as of the Separation Date, AANI and each other member of the AANI Group from any and all Non-Animal Nutrition Liabilities.

Section 2.02.  Deferred Transactions.  Except as otherwise provided in this Agreement, the transactions contemplated by Section 2.01 shall be effective as of the Separation Date.  If and to the extent any such transaction that is intended to be consummated as of the Separation Date is not consummated as of the Separation Date, whether as a result of the failure to obtain any Governmental Approval or Consent in a timely fashion or otherwise, the parties shall cooperate in a mutually agreeable arrangement, including sub-contracting, sub-licensing or sub-leasing arrangement, such that the applicable party would obtain such benefits and assume such obligations as intended hereunder.  Without limiting the foregoing, the party retaining any Asset that is intended to be transferred as of the Separation Date but not transferred as of the Separation Date shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the intended transferee of such Asset hereunder (at the expense of such intended transferee) and shall take such other actions as may be reasonably requested by the intended transferee of such Asset (at the expense of such intended transferee) in order to place such intended transferee, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereunder.  The obligations set forth in the two preceding sentences shall continue until such date when all transactions contemplated by Section 2.01 shall have been consummated and become effective.

Section 2.03.  Governmental Approvals and Third Party Consents.

(a)  The parties shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority (“Governmental Approvals”), or any actions, consents, approvals or waivers from any Third Party (“Consents”), are required in connection with the transactions contemplated hereunder, including to effect the transactions contemplated by Section 2.01, and shall cooperate with each other and use reasonable efforts to obtain any such required Governmental Approvals and Consents.

(b)  If and to the extent the consummation of any transaction contemplated hereunder requires any Governmental Approval or Consent that is not obtained, then the consummation of such transaction shall be automatically deferred until such time as all required Governmental Approvals and Consents for the consummation of such transaction are obtained, and unless AgFeed otherwise determines, shall be consummated as promptly as practicable after all such required Governmental Approvals and Consents are obtained.

(c)  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom or to assume any Liability if such assignment or assumption, without the consent of a Third Party thereto, would constitute a breach or other contravention of such Asset or Liability or in any way adversely affect the rights of any member of the AgFeed Group or the AANI Group thereunder.

Section 2.04.  Documents Relating to Transfer of Assets and Assumption of Liabilities.  In furtherance of the transactions contemplated by this Agreement, each of AgFeed and AANI agrees to execute and deliver, and cause to be executed and delivered, such contribution agreements, deeds, bills of sale, stock powers, certificates of title, endorsements, assignments of contracts and other good and sufficient instruments of conveyance, transfer and assignment (the “Ancillary Agreements”) as necessary to evidence (i) the valid and effective contribution, conveyance, transfer, assignment and delivery of the Animal Nutrition Assets to the AANI Group, (ii) the valid and effective contribution, conveyance, transfer, assignment and delivery of the Non-Animal Nutrition Assets to the AgFeed Group, (iii) the valid and effective assumption of the Animal Nutrition Liabilities by the AANI Group and (iv) the valid and effective assumption of the Non-Animal Nutrition Liabilities and by the AgFeed Group, in each case as contemplated hereunder.

Section 2.05.  Novation of Assumed Liabilities.

(a)  At the request of AgFeed, AANI shall use its reasonable efforts to obtain, and to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all Liabilities that constitute Animal Nutrition Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the AANI Group, so that, in any such case, members of the AANI Group will be solely responsible for such Liabilities; provided  that if such consent, substitution, approval or amendment is not obtained as of the Separation Date, AANI shall indemnify and hold harmless members of the AgFeed Group from any and against all Losses arising from or relating to such Liabilities in accordance with the provisions of Section 8.01.

(b)  At the request of AANI, AgFeed shall use its reasonable efforts to obtain, and to cause to be obtained, any consent, substitution, approval or amendment required to novate or assign all Liabilities that constitute Non-Animal Nutrition Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the AgFeed Group, so that, in any such case, members of the AgFeed Group will be solely responsible for such Liabilities;  provided  that if such consent, substitution, approval or amendment is not obtained as of the Separation Date, AgFeed shall indemnify and hold harmless members of the AANI Group from any and against all Losses arising from or relating to such Liabilities in accordance with the provisions of Section 8.02.

Section 2.06.  Remedial Actions.  If after the Separation Date, the parties discover that, contrary to the agreements between the parties, any Assets or Liabilities were by mistake or omission, transferred or assigned to or assumed by (or not transferred or assigned to or not assumed by) the AgFeed Group or the AANI Group, as the case may be, which should have been transferred or assigned to or assumed by the AANI Group or the AgFeed Group, as the case may be, the parties shall cooperate in good faith to take any and all actions necessary to effect the transfer or assignment, or re-transfer or re-assignment, of such Assets or the assumption or re-assumption of such Liabilities by the appropriate party and shall not use the remedial actions contemplated herein to alter the original intent of the parties hereto with respect to the Separation.  Each party shall reimburse the other or make other financial adjustments (including cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

ARTICLE 3
OTHER SEPARATION MATTERS

Section 3.01.  Administrative Services Agreement.  Members of the AgFeed Group and members of the AANI Group may enter into interim administrative services agreements from time to time covering the provision of various interim services, if any, including financial, accounting, legal, and other services by members of the AgFeed Group to members of the AANI Group or, in certain circumstances, vice versa.  Such services will generally be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional amount as agreed to by the parties, subject to other consideration being agreed to by the parties.  “Direct Costs” shall include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services.  “Indirect Costs” shall include occupancy, IT supervision and other overhead burden of the department incurring the direct costs of providing the service.  Payment for any such services will be due within fifteen (15) days after AgFeed renders an invoice for such services.

Section 3.02.  Employees.

(a)  AgFeed shall cause each of the individuals identified by AANI prior to the Separation Date (the “Employees Transferred to AANI”) to (i) resign from each member of the AgFeed Group with whom such employee has an employment relationship immediately prior to the Separation and (ii) enter into an employment relationship with members of the AANI Group, in each case effective as of the Separation Date or such other date and time as may be designated by AANI.  For the avoidance of any doubt, the date referred to in the prior sentence may be different for each member of the AgFeed Group.

(b)  Notwithstanding any provision to the contrary set forth herein (including Section 6.02), (i) the AgFeed Group shall be solely liable for any Action brought by or against any Employee Transferred to AANI if and to the extent such Action arises from or is based on facts, events or actions occurring prior to the date referenced in Section 3.02(a); and (ii) the AANI Group shall be solely liable for any Action brought by or against any Employee Transferred to AANI if and to the extent such Action arises from or is based on facts, events or actions occurring after the date referenced in Section 3.02(a).

Section 3.03.  Real Properties.

(a)  During the period from the date hereof until the consummation of the Real Property Transfer, AgFeed agrees that members of the AgFeed Group (i) shall not sell or otherwise transfer, or permit the sale or other transfer of, any Real Properties or any interests therein without the prior written consent of AANI, (ii) shall use their reasonable efforts to maintain in good operating condition the Real Properties, and the plants, buildings and structures thereon, and (iii) shall maintain in full force and effect all existing agreements providing insurance coverage, maintenance and security services and other services for the Real Properties, and the plants, buildings and structures thereon (collectively, the “Real Property Service Agreements”), as in effect as of the date hereof.

(b)  After the Separation Date and until the consummation of the Real Property Transfer, AgFeed shall cause the relevant members of the AgFeed Group to enter into one or more lease agreements (the “Lease Agreements”) in a form mutually agreed by AgFeed and AANI, with one or more members of the AANI Group designated in such written notice, to lease one or more of the Real Properties to such designated members of the AANI Group.

(c)  Notwithstanding any provisions to the contrary herein, (i) all costs and premiums payable by the AgFeed Group under any Real Property Service Agreement during the term of the applicable Lease Agreement shall be passed on to the AANI Group in the form of increased rent under such Lease Agreement; and (ii) the rent in any Lease Agreement shall accrue commencing on the Separation Date.

Section 3.04.  Existing Agreements.  Except as otherwise provided in this Agreement, any Ancillary Agreement or Intergroup Agreement or as mutually agreed by the parties, all contracts, agreements, instruments, commitments, understandings or other arrangements, whether or not in writing between (or relating to) any member(s) of the AANI Group, on the one hand, and any member(s) of the AgFeed Group, on the other hand, in existence immediately prior to the Separation Date shall remain effective in accordance with their terms.

Section 3.05.  Shared Contracts.

(a)  Schedule 3.05 sets forth each agreement existing as of the date hereof between a member of the AANI Group (the “AANI Contract Party”) and a Third Party, where such AANI Contract Party contracts with such Third Party for the benefit of AgFeed and all of its Subsidiaries and Affiliates (including members of the AgFeed Group) (each, a “Shared Contract”).  Effective as of the Separation Date, AANI agrees, and agrees to cause the other members of the AANI Group, (i) not to amend, modify, terminate or cancel, nor waive any rights, claims or benefits to which any Subsidiary of AgFeed (including members of the AgFeed Group) is entitled under, nor take any action that would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of any Subsidiary of AgFeed (including members of the AgFeed Group) or to a loss of any benefit to which any Subsidiary of AgFeed (including members of the AgFeed Group) is entitled under, a Shared Contract, without first obtaining the prior written consent of AgFeed, (ii) to cooperate in any reasonable arrangement requested by AgFeed under which the AANI Contract Party would enforce a Shared Contract for the benefit of any Subsidiary of AgFeed (including members of the AgFeed Group), (iii) to take such actions as may be reasonably requested by AgFeed to enable members of the AgFeed Group to receive substantially the same rights and benefits under a Shared Contract received by members of the AANI Group.

(b)  AgFeed hereby agrees to bear, and cause the other applicable members of the AgFeed Group to bear, a portion of the costs incurred by the applicable AANI Contract Party under each Shared Contract in proportion to the benefits derived by AgFeed or such other member of the AgFeed Group under such Shared Contract.

(c)  AgFeed hereby agrees to reimburse each AANI Contract Party for any and all Liabilities incurred by such AANI Contract Party upon taking any actions under the applicable Shared Contract upon the request of AgFeed given pursuant to clause (ii) or (iii) of Section 3.05(a).

Section 3.06.  Intellectual Property License.  AgFeed and AANI shall cause the relevant members of the AgFeed Group and the AANI Group, as applicable, to enter into the Trademark License Agreement effective as of the Separation Date and shall cause such members of the AgFeed Group and the AANI Group, respectively, to perform their respective obligations under the Trademark License Agreement.

Section 3.07.  Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, the parties shall use their respective reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 4
THE IPO AND ACTIONS PENDING THE IPO

Section 4.01.  Transactions prior to the IPO.  Subject to the occurrence of the events described in this Article 4, the parties intend to consummate the IPO and to take, or cause to be taken, the actions specified in this Section 4.01.

(a)  Registration Statement.  AANI has submitted or plans to submit for non-public review by the SEC an IPO Registration Statement, and intends to submit such amendments or supplements thereto as may be requested by the SEC staff in connection with such non-public review and agreed to by AANI, and subsequently to file with the SEC the IPO Registration Statement and make such amendments and supplements thereto as may be necessary or desirable in order to cause the same to comply with the Securities Act and other applicable law, to become and remain effective under the Securities Act, or as may be requested by the representatives of the underwriters for the IPO (the “Underwriters”), including, without limitation, filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among AANI and the Underwriters (the “Underwriting Agreement”) following the effectiveness of the IPO Registration Statement under the Securities Act.

(b)  Underwriting Agreement.  Following the effectiveness of the IPO Registration Statement, AANI will enter into the Underwriting Agreement, which shall in form and substance be satisfactory to AANI, as determined by its board of directors or authorized designees, as appropriate, and AANI shall comply with its obligations thereunder.

(c)  Nasdaq Global Select Market Listing.  AANI plans to prepare, file and have approved an application for listing on the Nasdaq Global Select Market of the Class A ordinary shares, par value $0.0001 per share, to be offered and sold in the IPO (the “Ordinary Shares”).

Section 4.02.  Cooperation.  AgFeed and AANI shall each consult with, and cooperate in all respects with, the other in connection with the marketing, including roadshow presentations, and pricing of the Ordinary Shares and shall take any and all actions as may be reasonably necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

ARTICLE 5
NO REPRESENTATIONS OR WARRANTIES

Section 5.01.  No Representations or Warranties.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER SEPARATION DOCUMENT, NO MEMBER OF EITHER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY MEMBER OF THE OTHER GROUP OR ANY OTHER PERSON WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER OR UNDER ANY OTHER SEPARATION DOCUMENT, OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, EITHER BUSINESS, OR THE SUFFICIENCY OF ANY ASSETS TRANSFERRED TO THE APPLICABLE GROUP, OR THE TITLE TO ANY SUCH ASSETS, OR THAT ANY REQUIREMENTS OF APPLICABLE LAW ARE COMPLIED WITH RESPECT TO THE CONTRIBUTION OR ANY ASPECT OF OR ANY TRANSACTION EFFECTED IN CONNECTION WITH THE SEPARATION.  EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE BUSINESS, ASSETS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY SEPARATION DOCUMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 6
ACCESS TO INFORMATION

Section 6.01.  Access to Information.

(a)  From and after the Separation Date, AgFeed and AANI shall, and shall cause each other member of the AgFeed Group and AANI Group, respectively, to, afford promptly the other Group and its agents and, to the extent required by Applicable Law, authorized representatives of any Governmental Authority of competent jurisdiction, reasonable access during normal business hours to its books of account, financial and other records (including accountant’s work papers, to the extent consents have been obtained), information, employees and auditors to the extent necessary or useful for such other Group in connection with any audit, investigation, dispute or litigation, complying with their obligations under this Agreement or any Separation Document, any regulatory proceeding, any regulatory filings, complying with reporting disclosure requirements or any other requirements imposed by any Governmental Authority or any other reasonable business purpose of the Group requesting such access;  provided  that any such access shall not unreasonably interfere with the conduct of the business of the Group providing such access;  provided further  that in the event any party reasonably determines that affording any such access to the other party would be commercially detrimental in any material respect or violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.

(b)  Without limiting the generality of the foregoing, each party shall use reasonable efforts to cooperate with the other party’s reasonable information requests to enable the other party to meet its timetable for dissemination of its earnings releases, financial statements and enable such other party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

(c)  After the consummation of the IPO, each Group shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable the other Group to satisfy its reporting, tax return, accounting, audit and other obligations.

Section 6.02.  Litigation Cooperation.

(a)  (i)  As of the Separation, the applicable member of the AANI Group shall assume and thereafter be responsible for all Liabilities that may result from the AANI Assumed Actions and all fees and costs relating to the defense of the AANI Assumed Actions, including attorneys’ fees and costs incurred after the Separation.  “AANI Assumed Actions” means those Actions primarily relating to the AANI Business (except for Actions primarily relating to the operation of the Non-Animal Nutrition Assets) in which any member of the AgFeed Group or any Affiliate of a member of the AgFeed Group, other than any member of the AANI Group, is a defendant or the party against whom the claim or investigation is directed.

(ii)  As of the Separation, the applicable member of the AgFeed Group shall assume and thereafter be responsible for all Liabilities that may result from the AgFeed Assumed Actions and all fees and costs relating to the defense of the AgFeed Assumed Actions, including attorneys’ fees and costs incurred after the Separation.  “AgFeed Assumed Actions” means those Actions primarily related to the AgFeed Business (except for Actions primarily relating to the operation of the Animal Nutrition Assets) in which any member of the AANI Group or any Affiliate of a member of the AANI Group, other than any member of the AgFeed Group, is a defendant or the party against whom the claim or investigation is directed.

(b)  Each party agrees that at all times from and after the Separation if an Action relating primarily to its Business is commenced by a Third Party naming a member of either Group as defendants thereto, then such action shall be deemed to be a AANI Assumed Action (in the case of an Action primarily related to the AANI Business so long as such Action is not primarily related to the Non-Animal Nutrition Assets) or a AgFeed Assumed Action (in the case of an Action primarily related to the AgFeed Business so long as such Action is not primarily related to the Animal Nutrition Assets) and the party as to which the Action primarily relates shall use its reasonable efforts to cause the other party or member of its Group to be removed from such Action.

(c)  The parties agree that at all times from and after the Separation if an Action which does not relate primarily to either party’s Business is commenced by a Third Party naming a member of each Group as defendants thereto, then the parties shall cooperate and consult to the extent necessary or advisable with respect to such Action.

(d)  Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any Action arising out of either Group’s Business prior to the Separation in which the requesting party may from time to time be involved.

Section 6.03.  Reimbursement; Ownership of Information.

(a)  Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Section 6.01 or Section 6.02 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses (including attorney’s fees but excluding reimbursement for general overhead, salary and employee benefits) actually incurred in providing such access, information, witnesses or cooperation.

(b)  All information owned by one party that is provided to the other party under Section 6.01 or Section 6.02 shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise in any such information.

Section 6.04.  Retention of Records.  Except as otherwise required by Applicable Law or agreed to in writing, each party shall, and shall cause the members of its Group to, retain, in accordance with the practice of such party applicable to the retention of its own information as in effect from time to time, any and all information in its possession or control relating to the other Group’s Business.  Neither party shall destroy or otherwise dispose of any such information, subject to such retention practice, unless, prior to such destruction or disposal, the party proposing such destruction or disposal (the “Disposing Party”) provides not less than 30 days’ prior written notice to the other party (the “Receiving Party”), specifying the information proposed to be destroyed or disposed of and the scheduled date for such destruction or disposal.  If the Receiving Party shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to the Receiving Party, the Disposing Party shall promptly arrange for the delivery of such of the information as was requested at the expense of the Receiving Party;  provided  that in the event that the Disposing Party reasonably determines that any such provision of information would violate any Applicable Law or agreement to which such party or member of its Group is a party, or waive any attorney-client privilege applicable to such party or any member of its Group, the parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids any such harm or consequence.  Any records or documents that were subject to a litigation hold prior to the Separation Date must be retained by the applicable party until such party is notified by the other party that the litigation hold is no longer in effect.

Section 6.05.  Confidentiality.  Each party acknowledges that it may have in its possession, and, in connection with this Agreement and the Ancillary Agreements, may receive, confidential information of the other party or any member of its Group (including information in the possession of such other party relating to its clients or customers) (“Confidential Information”).  Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors (“Representatives”) to hold in strict confidence and not to use except as permitted by this Agreement or any Ancillary Agreement all such Confidential Information concerning the other party unless (i) such party or any of its Representatives is compelled to disclose such Confidential Information by judicial or administrative process or by other requirements of Applicable Law or (ii) such Confidential Information can be shown to have been (A) in the public domain through no fault of such party or any of its Representatives, (B) lawfully acquired after the Separation Date on a non-confidential basis from other sources not known by such party to be under any legal obligation to keep such information confidential or (C) developed by such party or any of its Representatives without the use of any Confidential Information of the other party.  Notwithstanding the foregoing, such party may disclose such Confidential Information to its Representatives so long as such Persons are informed by such party of the confidential nature of such Confidential Information and are directed by such party to treat such information confidentially.  The obligation of each party and its Representatives to hold any such Confidential Information in confidence shall be satisfied if they exercise the same level of care with respect to such Confidential Information as they would with respect to their own proprietary information.  If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section 6.05, such party will promptly notify the other party and, upon request, use reasonable efforts to cooperate with the other party’s efforts to seek a protective order or other remedy.  If no such protective order or other remedy is obtained or if the other party waives in writing such party’s compliance with this Section 6.05, such party may furnish only that portion of the information which it concludes, after consultation with counsel, is legally required to be disclosed and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.  Each party agrees to be responsible for any breach of this Section 6.05 by it and its Representatives.

Section 6.06.  Privileged Information.

(a)  The parties acknowledge that members of the AgFeed Group, on the one hand, and members of the AANI Group, on the other hand, may possess documents or other information regarding the other Group that is or may be subject to the attorney-client privilege, the work product doctrine or common interest privilege (collectively, “Privileges”; and such documents and other information collectively, the “Privileged Information”).  Each party agrees to use reasonable efforts to protect and maintain, and to cause their respective Affiliates to protect and maintain, any applicable claim to Privilege in order to prevent any of the other party’s Privileged Information from being disclosed or used in a manner inconsistent with such Privilege without the other party’s consent.  Without limiting the generality of the foregoing, the parties and their respective Affiliates shall not, without the other party’s prior written consent, (i) waive any Privilege with respect to any of the other party’s Privileged Information, (ii) fail to defend any Privilege with respect to any such Privileged Information, or (iii) fail to take any other actions necessary to preserve any Privilege with respect to any such Privileged Information.

(b)  Upon receipt by either party of any subpoena, discovery or other request that calls for the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 6.06 or otherwise to prevent the production or disclosure of such Privileged Information.  Each party agrees that it will not produce or disclose any information that may be covered by a Privilege of the party under this Section 6.06 unless (i) the other party has provided its written consent to such production or disclosure (which consent shall not be unreasonably withheld) or (ii) a court of competent jurisdiction has entered a final, nonappealable order finding that the information is not entitled to protection under any applicable Privilege.

Section 6.07.  Auditors and Audits; Financial Statements; Accounting Matters.  Each party agrees that:

(a)  Selection of Auditors.

(i)  Until the first Parent fiscal year end occurring after the date that members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, AANI shall use its reasonable best efforts to select the independent certified public accountants (“AANI’s Auditors”) used by Parent to serve as its independent certified public accountants (“Parent’s Auditors” and, for the avoidance of doubt, should Parent at any time change the accounting firm serving as its independent certified public accountants, “Parent’s Auditors” shall thereafter mean the new firm serving as Parent’s independent certified public accountants) for purposes of providing an opinion on its consolidated financial statements; provided, however, that AANI’s Auditors may be different from Parent’s Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, however, that AANI shall not take any actions, and shall use its reasonable best efforts to cause its directors, officers and employees not to take any actions, that could reasonably be expected to require AANI to engage auditors other than Parent’s Auditors). After the consummation of the IPO, the foregoing shall not be construed so as to unlawfully limit any responsibility of the audit committee of AANI’s board of directors, pursuant to SEC Rule 10A-3(b)(2) and rules of the Nasdaq Global Select Market, to appoint, compensate, retain and oversee the work of the registered public accounting firm AANI engages.

(ii)  Until the first Parent fiscal year end occurring after the date that members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, AANI shall provide to the AgFeed Group as much prior notice as reasonably practical of any change in AANI’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(b)  Certifications and Attestations.

(i)  Until the first Parent fiscal year end occurring after members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, and thereafter to the extent necessary for the timely filing by Parent of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, AANI shall cause its principal executive officer and principal financial officer to provide to Parent on a timely basis and as reasonably requested by Parent (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other written information which such principal executive officer or principal financial officer received as support for the certificates provided to Parent and (C) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of such party any issues reasonably related to the foregoing.

(ii)  The extent necessary for the timely filing by AANI of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Parent shall cause its appropriate officers and employees to provide to AANI on a timely basis and as reasonably requested by AANI (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other information which such appropriate officers and employees received as support for the certificates provided to such Party and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(c)  Compliance With Laws, Policies and Regulations.  Until members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, AANI shall comply with all financial accounting and reporting rules, policies and directives of Parent, to the extent such rules, policies and directives have been previously communicated to AANI, and fulfill all timing and reporting requirements, applicable to Subsidiaries that are consolidated with Parent for financial statement purposes.  Without limiting the foregoing, AANI shall comply with all financial accounting and reporting rules and policies, and fulfill all timing and reporting requirements, under applicable federal securities laws and Nasdaq Global Select Market rules.  AANI shall not be deemed to be in breach of its obligations set forth in this provision to the extent that AANI is unable to comply with such obligations as a result of the actions or inactions of Parent.

(d) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Until members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, AANI shall authorize AANI’s Auditors to make available to Parent’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of AANI and work papers related to the annual audits and quarterly reviews of AANI, in all cases within a reasonable time prior to AANI’s Auditors’ opinion date, so that Parent’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of AANI’s Auditors as it relates to Parent’s Auditors’ report on Parent’s financial statements, all within sufficient time to enable Parent to meet its timetable for the printing, filing and public dissemination of Parent’s annual and quarterly statements. Similarly, Parent shall authorize Parent’s Auditors to make available to AANI’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Parent and work papers related to the annual audits and quarterly reviews of Parent, in all cases within a reasonable time prior to Parent’s Auditors’ opinion date, so that AANI’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Parent’s Auditors as it relates to AANI’s Auditors’ report on AANI’s statements, all within sufficient time to enable AANI to meet its timetable for the printing, filing and public dissemination of such Party’s annual and quarterly financial statements.

(e)  Notice of Change in Accounting Principles.  Until members of the AgFeed Group no longer collectively own at least a majority of the voting power of the then outstanding securities of AANI, and thereafter if a change in accounting principles by Parent or AANI would affect the historical financial statements of the other party, no such party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the date following the consummation of the IPO without first consulting with each other party, and if requested by any other party, such party’s independent public accountants with respect thereto.  Parent shall give AANI as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date following the consummation of the IPO.  Parent will consult with AANI and, if requested by AANI, Parent will consult with AANI’s Auditor with respect thereto.  AANI shall give Parent as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date following the consummation of the IPO.  AANI will consult with Parent and, if requested by Parent, AANI will consult with Parent’s Auditor with respect thereto.

(f)  Conflict With Third-Party Agreements.  Nothing in Section 6.01, Section 6.04 or this Section 6.07 shall require AANI to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that AANI is required under Section 6.01, Section 6.04 or this Section 6.07 to disclose any such information, AANI shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

ARTICLE 7
OTHER AGREEMENTS

Section 7.01.  Ancillary Agreements.  On the Separation Date, AgFeed and AANI shall, and shall cause the other applicable members of their respective Group to, execute and deliver each Ancillary Agreement (except for Ancillary Agreements that are to be executed on a later date as provided herein).

Section 7.02.  Intergroup Agreements.  On the Separation Date, AgFeed and AANI shall, and shall cause the other applicable members of their respective Group to, execute and deliver each Intergroup Agreement (except for Intergroup Agreements that are to be executed on a later date as provided herein).

Section 7.03. Rights and Liabilities under this Agreement, Ancillary Agreements and Intergroup Agreements. Notwithstanding anything to the contrary herein, each of AgFeed and AANI shall retain any and all rights of any other member of its Group arising under this Agreement, any Ancillary Agreement, any Intergroup Agreement or the transactions contemplated hereby or thereby and shall assume any and all Liabilities of any other member of its Group (including indemnification obligations) under this Agreement, any Ancillary Agreement or any Intergroup Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.01.  AANI Indemnification of AgFeed Group.  Effective at and after the Separation, AANI shall indemnify, defend and hold harmless the AgFeed Group and the respective directors, officers, employees and Affiliates of each member of the AgFeed Group (the “AgFeed Indemnitees”) from and against any and all Losses incurred or suffered by any of the AgFeed Indemnitees arising out of or in connection with:

(a)  any Animal Nutrition Liabilities, or the failure of any member of the AANI Group to pay, perform or otherwise discharge any Animal Nutrition Liabilities;

(b)  any breach by AANI or any other member of the AANI Group of this Agreement or any other Separation Document; and

(c) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement (other than information provided in writing by any member of the AgFeed Group to AANI specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement), (ii) contained in any public filings made by AANI with the SEC following the consummation of the IPO or (iii) provided in writing by a member of the AANI Group to Parent specifically for inclusion in Parent’s annual or quarterly reports following the consummation of the IPO to the extent (A) such information pertains to (x) a member of the AANI Group or (y) the AANI Business or (B) Parent has provided prior written notice to AANI that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Parent or any of its Subsidiaries, including as a result of any misstatement or omission of any information by Parent or any of its Subsidiaries to AANI.

For the avoidance of doubt, the indemnification obligations set forth in this Section 8.01 shall be in addition to any other indemnification obligations of AANI or any other member of the AANI Group contained in this Agreement or any other Separation Document.

Section 8.02.  AgFeed Indemnification of AANI Group.  Effective at and after the Separation, AgFeed shall indemnify, defend and hold harmless the AANI Group and the respective directors, officers, employees and Affiliates of each member of the AANI Group (the “AANI Indemnitees”) from and against any and all Losses incurred or suffered by any of the AgFeed Indemnitees and arising out of or in connection with

(a)  any Non-Animal Nutrition Liabilities, or the failure of any member of the AgFeed Group to pay, perform or otherwise discharge any Non-Animal Nutrition Liabilities;

(b)  any breach by AgFeed or any other member of the AgFeed Group of this Agreement or any Separation Document; and

(c)  any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement and provided in writing by a member of the AgFeed Group to AANI specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement, (ii) contained in any public filings made by Parent with the SEC following the consummation of the IPO or (iii) provided in writing by a member of the AgFeed Group to AANI specifically for inclusion in AANI’s annual or quarterly reports following the consummation of the IPO to the extent (A) such information pertains to (x) a member of the AgFeed Group or (y) the AgFeed Business or (B) AANI has provided prior written notice to Parent that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of a member of the AANI Group, including as a result of any misstatement or omission of any information by a member of the AANI Group to Parent.

For the avoidance of doubt, the indemnification obligations set forth in this Section 8.02 shall be in addition to any other indemnification obligations of AgFeed, or any other member of the AgFeed Group contained in this Agreement or any other Separation Document.

Section 8.03.  Procedures.

(a)  The party seeking indemnification under Section 8.01 or Section 8.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought hereunder and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any Third Party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 8.03, if it so notifies the Indemnified Party no later than 30 days after receipt of the notice described in Section 8.03(a), shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.  If the Indemnifying Party does not, the Indemnified Party shall have the right to defend or contest such Third-Party Claim through counsel chosen by the Indemnified Party reasonably acceptable to the Indemnifying Party, subject to the provisions of this Section 8.03(a).  The Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific).

(c)  If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)  Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Losses payable under Section 8.01 or Section 8.02.

(f)  If any Third Party Claim shall be brought against a member of each Group, then such Action shall be deemed to be a AANI Assumed Action or a AgFeed Assumed Action in accordance with Article 6, and the party as to which the Action primarily relates shall be deemed to be the Indemnifying Party for the purposes of this Article 8 and be entitled to control and appoint lead counsel for the defense of such Action.

Section 8.04.  Calculation of Indemnification Amount.  Any indemnification amount pursuant to Section 8.01 or Section 8.02 shall be paid (i) net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) taking into account any tax benefit actually realized and any tax cost incurred by the Indemnified Party arising from the incurrence or payment of the relevant Losses.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.  The Indemnifying Party shall not be liable for any Losses under Section 8.01 or Section 8.02 to the extent they are special, indirect, incidental, consequential or punitive damages or lost profits.

Section 8.05.  Contribution.  If for any reason the indemnification provided for in Section 8.01 or Section 8.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the AgFeed Group, on the one hand, and the AANI Group, on the other hand, in connection with the conduct, statement or omission that resulted in such Losses.

Section 8.06. Non-Exclusivity of Remedies. The remedies provided for in this Article 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity; provided that the procedures set forth in Sections 8.03 and 8.04 shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 8.07.  Survival of Indemnities.  The rights and obligations of any Indemnified Party or Indemnifying Party under this Article 8 shall survive the sale or other transfer of any party of any of its assets, business or liabilities or the acquisition of control of such party (by sale of capital stock or other equity interests, merger, consolidation or otherwise).

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Notices.  Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail, to the following addresses:

If to AgFeed to:

AgFeed Industries, Inc.
c/o AgFeed Industries, Inc.
Suite A1001-1002, Tower 16
Hengmao International Center
333 S. Guangchang Road
Nanchang, Jiangxi Province 330003
The People’s Republic of China
Attn: Dr. Songyan Li
Facsimile: +(86) 791-6669090

with a copy to:

Stevens & Lee
1818 Market Street
29th Floor
Philadelphia, Pennsylvania 19103-1702
Attn:	William W. Uchimoto, Esquire
Sunjeet S. Gill, Esquire
Facsimile: (610) 371-7742

If to AANI to:

AgFeed Animal Nutrition Inc.
Suite A1001-1002, Tower 16
Hengmao International Center
333 S. Guangchang Road
Nanchang, Jiangxi Province 330003
The People’s Republic of China
Attn: Mr. Junhong Xiong
Facsimile: +(86) 791-6669090

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.  All such notices, requests and other communications shall be deemed given, (a) when delivered in person or by courier or a courier services, (b) if sent by facsimile transmission (receipt confirmed) on a Business Day prior to 5 p.m. in the place of receipt, on the date of transmission (or, if sent after 5 p.m., on the following Business Day) or (c) if mailed by certified mail (return receipt requested), on the date specified on the return receipt.

Section 9.02.  Amendments; No Waivers.

(a)  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by AgFeed and AANI, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.  Expenses.  Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred by the AgFeed Group in connection with the Separation and related transactions shall be paid by AgFeed, and all costs and expenses incurred by the AANI Group in connection with the Separation and related transactions shall be paid by AANI.

Section 9.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.  If any party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such party shall assume all of the obligations of such party under the Separation Documents.

Section 9.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Pennsylvania, without regard to the conflict of laws rules thereof.

Section 9.06.  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except for the indemnification and release provisions of Article 8, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 9.07.  Entire Agreement.  This Agreement and the other Separation Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof.  No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents.  To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Separation Document, the provisions of such other Separation Document shall prevail.  The Schedules and Exhibits attached to this Agreement shall be considered an integral part of this Agreement.

Section 9.08.  Jurisdiction.  Any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Eastern District of Pennsylvania or any other Commonwealth court sitting in Philadelphia County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 9.09.  WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10.  Termination.  Notwithstanding any provisions hereof, at any time prior to the consummation of the IPO, the Board of Directors of AgFeed may, in its sole discretion, at any time terminate this Agreement and/or abandon the Separation, whether or not it has theretofore approved this Agreement and/or the Separation.  In the event this Agreement is terminated pursuant to the preceding sentence, neither party nor any of its directors or officers shall have any liability or further obligation to the other party.  Following the consummation of the IPO, this Agreement may be terminated by mutual consent of the parties hereto, evidenced by an instrument in writing signed on behalf of each of the applicable parties.  In the event of termination pursuant to the preceding sentence, neither party nor any of its directors or officers shall have any liability or further obligation to the other party.  This Agreement shall terminate on the date that is five (5) years after the first date upon which members of the AgFeed Group no longer collectively own at least fifty percent (50%) of the voting power of the then outstanding securities of AANI; provided, however, that the provisions of Section 6.02 shall survive for a period of seven (7) years after the termination of this Agreement and the provisions of Section 6.04, Article 8 and Article 9 shall survive indefinitely after the termination of this Agreement.

Section 9.11.  Severability.  If any one or more of the provisions contained in this Agreement should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a declaration, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.12.  Survival.  All covenants and agreements of the parties contained in this Agreement shall survive the Separation Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein.

Section 9.13.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 9.14.  Specific Performance.  Each party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur.  In recognition of this fact, each party agrees that, if there is a breach or threatened breach, in addition to any damages, the other non-breaching party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available to obligate the breaching party (i) to perform its obligations under this Agreement or (ii) if the breaching party is unable, for whatever reason, to perform those obligations, to take any other actions as are necessary, advisable or appropriate to give the other party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including, but not limited to, transferring, or granting liens on, the assets of the breaching party to secure the performance by the breaching party of those obligations).

Section 9.15.  Performance.  Each party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such party’s Group.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

AGFEED INDUSTRIES, INC.

By:	/s/ Li Songyan
Name: Songyan Li
Title: President

AGFEED ANIMAL NUTRITION INC.

By:	/s/ Li Songyan
Name: Songyan Li
Title: President

SCHEDULE 1.01

Entities of AANI Group Immediately Post Separation

Name	Jurisdiction	Beneficial Ownership

AgFeed Animal Nutrition Inc.	British Virgin Islands	Parent company

Shandong AgFeed Agribusiness Co., Ltd.	The PRC	100%

Hainan HopeJia Feed Co., Ltd.	The PRC	100% (via Shandong Feed)

Nanchang AgFeed Animal Feed Co., Ltd.	The PRC	100% (via Shandong Feed)

Shanghai AgFeed Animal Feed Co., Ltd.	The PRC	100% (via Shandong Feed)

Nanning AgFeed Animal Feed Co., Ltd.	The PRC	100% (via Shandong Feed)

SCHEDULE 2.01(a)(i)

List of IP Rights to be Transferred to AANI Group

Owner	Trademark Name	Cert No.	Authorized Category	Effective Through
Guangxi Huijie	Lucky Bull (Logo)	1996808	Animal Feed (Category 31)	October 6, 2013
Guangxi Huijie	Huijie (Logo)	1650558	Animal Feed (Category 31)	October 13, 2011
Nanchang Best	JWT (Chinese Character)	4287954	Animal Feed (Category 31)	March 6, 2017
Nanchang Best	Best (Chinese Character)	3520694	Veterinary drugs and pesticides etc. (Category 5)	February 13, 2015
Nanchang Best	Advantage (Chinese Character)	4287955	Animal Feed etc. (Category 31)	March 6, 2017
Nanchang Best	Block (Chinese Character)	4287956	Animal Feed etc. (Category 31)	March 6, 2017
Nanchang Best	BML (Chinese Character)	5356508	Animal Feed etc. (Category 31)	April 20, 2019
Nanchang Best	Best (Chinese Character)	3520715	Meat and meat products (Category 29)	November 6, 2014
Nanchang Best	Best (Chinese Character)	3520714	Animal Feed etc. (Category 31)	August 6, 2014
Nanchang Best	Best Growth (Chinese Character)	5803911	Animal Feed etc. (Category 31)	July 6, 2019
Nanchang Best	Best King (Chinese Character)	5803913	Animal Feed etc. (Category 31)	July 6, 2019
Nanchang Best	Best Silver(Chinese Character)	5803912	Animal Feed etc. (Category 31)	July 6, 2019
Nanchang Best	Nanny (Chinese Character)	5459148	Animal Feed etc. (Category 31)	May 13, 2019
Nanchang Best	Best Logo	5459146	Meat and meat products (Category 29)	May 13, 2019

Owner	Trademark Name	Cert No.	Authorized Category	Effective Through
Nanchang Best	Best Logo	5459147	Grain, flour etc. (Category 30)	May 27, 2019
Nanchang Best	Classic	5552169	Animal Feed etc. (Category 31)	May 20, 2019
Shanghai Best	Little Horse (Chinese Logo)	4282075	Animal Feed etc. (Category 31)	April 6, 2017
Shanghai Best	Strong (Chinese Logo)	4790824	Animal Feed etc. (Category 31)	April 6, 2018
Shanghai Best	Little Horse (Chinese Character)	4790822	Oat; Beet; Malt etc. (Category 31)	June 13, 2018
Shanghai Best	Baby Joy	4790823	Animal Feed etc. (Category 31)	April 6, 2018
Shanghai Best	Little Horse (English Logo)	3671495	Animal Feed etc. (Category 31)	February 20, 2015
Shanghai Best	Sow Care	4282082	Animal Feed etc. (Category 31)	February 27, 2017

SCHEDULE 2.01(a)(ii)

List of Personal Tangible Properties to be Transferred to AANI Group

See attached

SCHEDULE 2.01(a)(iii)

List of Real Properties to be Leased and Transferred to AANI Group

1.	Parcel One — Leased premises at No. 4188 Taiqing Road, Fengxian District, Shanghai

2.	Parcel Two — Owned premises in Chang Bei District Industrial Park, in Nanchang, Jiangxi Province

3.	Parcel Three — Owned premises in Coastal Industrial Park, Liangqin District, Nanning City, Guangxi Province

4.	Parcel Four — Leased premises at No. 4 Chuangye Street, East New Area, in the city of Taian, Shandong Province

5.	Parcel Five — Owned premised on South Wuting Road, Laocheng Development Zone, Chengmai County, Hainan Province

Plan for Transfer of Real Property Interests

The Real Property Interests shall be transferred from the AgFeed Group to the AANI Group in the following steps after the Separation Date:

For Parcel One: A member of the AANI Group will enter into a new lease with the current landlord for these premises.

For Parcel Two and Parcel Three:

Step #1:  On the Separation Date, (a) Guangxi Huijie will enter into a sublease agreement with a member of the AANI Group related to Parcel Two, and (b) Nanchang Best will enter into a sublease agreement with a member of the AANI Group related to Parcel Three.  Simultaneously, (x) Guangxi Huijie will enter into a real property transfer agreement with a member of the AANI Group related to Parcel Two, and (y) Nanchang Best will enter into a real property transfer agreement with a member of the AANI Group related to Parcel Three.  Each real property transfer agreement will require certain Government Approvals related to such transfer prior to consummation.

Step #2:  Prior to the consummation of the IPO, the mortgages on Parcel One and Parcel Two will be removed.

Step #3:  Once the mortgage is removed, the AgFeed Group and the AANI Group will use their respective commercially reasonable efforts to obtain the required Governmental Approvals to effect the transfers contemplated by the real property transfer agreements.

Step #4:  Upon receipt of the respective Governmental Approvals, (a) the sublease agreement between Guangxi Huijie and a member of the AANI Group related to Parcel Two will terminate pursuant to its terms, and (b) the sublease agreement between Nanchang Best and a member of the AANI Group related to Parcel Three will terminate pursuant to its terms.

For Parcel Four and Parcel Five:  The member of the AANI Group will acquire use of such premises pursuant to the transfer of the Shandong Feed Shares and HopeJia Shares to the AANI Group.

SCHEDULE 2.01(c)(i)

List of IP Rights to be Transferred to AgFeed Group

None.

SCHEDULE 2.01(c)(ii)

List of Personal Tangible Properties to be Transferred to AgFeed Group

None.

SCHEDULE 3.05

List of Shared Contracts

None.